EXHIBIT 10.12

Execution Version

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

USPOLY COMPANY

AND

WELLS FARGO BUSINESS CREDIT, INC.

October 1, 2004

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AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated as of October 1, 2004

USPOLY COMPANY, a Minnesota corporation (formerly known as PW Poly Corp.)(the “Borrower”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), hereby agree as follows:

RECITALS

PW Poly Corp., a Minnesota corporation (“PW Poly”) and the Lender previously entered into that certain Credit and Security Agreement dated as of October 1, 2003, as amended by a First Amendment to Credit and Security Agreement dated as of December 10, 2003 and by a Second Amendment to Credit and Security Agreement dated as of January 15, 2004 (as amended, the “Prior Credit Agreement”) pursuant to the terms of which the Lender made available to the PW Poly the credit facilities described therein.

The Borrower has requested additional credit from the Lender to, among other things, finance the acquisition of the issued and outstanding member interests of UAHC (as defined below) and to provide additional working capital to the Borrower, and the Lender is willing to do so upon the terms and subject to the conditions of this Amended and Restated Credit Agreement, which is entered into in amendment, restatement, substitution and replacement of the Prior Credit Agreement.

To effectuate the acquisition of the issued and outstanding membership interests of UAHC, PW Poly has entered into that certain Contribution and Membership Interest Purchase Agreement dated as of September 1, 2004 (the “Purchase Agreement”) between PW Poly and the Seller (defined below) and certain other parties pursuant to the terms of which PW Poly will acquire all of such issued and outstanding membership interests of UAHC in return for the consideration described in the Purchase Agreement, and will merge UAHC with and into PW Poly (with PW Poly being the surviving corporation), in each case contemporaneously with the execution of this Agreement.

The Borrower will use certain of the proceeds of the financing available under this Agreement to pay on the Closing Date the cash portion of the purchase price due pursuant to the Purchase Agreement and upon the terms and subject to the conditions of this Agreement.

Now, therefore, in consideration of these premises and for other good and valuable consideration, the parties agree as follows:

ARTICLE LIII.

DEFINITIONS

53.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Acquisition” means the acquisition by PW Poly of all of the issued and outstanding membership interests of UAHC, and the merger of UAHC into PW Poly with the Borrower being the surviving corporation, in each case consummated pursuant to the Purchase Agreement.

“Acquisition Documents” means the Purchase Agreement and all other agreements, instruments, certificates and other documents executed and delivered pursuant to or in connection therewith.

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Advance” means a Revolving Advance, an Over-Advance Term Advance, a Term Advance or a Real Estate Advance.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Credit and Security Agreement.

“Availability” means the difference of (i) the Borrowing Base and (ii) the sum (without duplication) of (A) the outstanding principal balance of the Revolving Note and (B) the L/C Amount.

“Banking Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Base Rate” means the rate of interest publicly announced from time to time by Wells Fargo Bank at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

“Book Net Worth” means the aggregate of the common and preferred stockholders’ equity in the Borrower, excluding the Borrower’s investment in W.L. Plastics Corporation, in each case determined in accordance with GAAP.

“Borrowing Base” means at any time the lesser of:

(a) the Maximum Line; or

(b) subject to change from time to time in the Lender’s sole discretion, the sum of:

(i) 85% of Eligible Accounts, (other than Eligible Accounts included in the Dating Program), plus

(ii) 80% of that portion of Eligible Accounts included in the Dating Program that does not exceed $1,500,000, plus

(iii) the lesser of (A) 60% of Eligible Inventory or (B) $5,000,000, minus

(iv) The Wells Fargo Bank Obligations Reserve.

“Capital Base” means the sum of (a) Book Net Worth plus (b) the unpaid principal balance of Subordinated Debt.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on the consolidated statement of cash flows of the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect (including expenditures for nonrecurrent tangible assets such as software).

“Change of Control” means the occurrence of any of the following events:

(a) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than (i) the Investor or (ii) prior to the consummation of the Spin Off, PW Eagle) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 10 percent of the voting power of all classes of voting stock or membership interest of the Borrower;

(b) the Investor is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40 percent of the voting power of all classes of voting stock of Borrower; or

(c) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of the Borrower, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

“Collateral” means all of the Borrower’s Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, any items in any Lockbox, the Mortgaged Premises, the Pledged Stock Collateral and in each case whether now owned or hereafter acquired; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; and (viii) proceeds of any and all of the foregoing.

“Collateral Account” means the “Lender Account” as defined in the Lockbox and Collection Account Agreement.

“Commitment” means the Lender’s commitment to make Advances to, and to cause the Issuer to issue Letters of Credit for the account of, the Borrower pursuant to Article II.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facilities being made available to the Borrower by the Lender under Article II.

“Current Maturities of Long Term Debt” means as of a given date, the amount of the Borrower’s (i) Debt for borrowed money or for the deferred purchase price of property and (ii) capitalized leases, in each case which became due during the period ending on the designated date.

“Dating Program” means the seasonal discount sales program maintained by the Borrower whereunder (a) certain of the Borrower’s customers are permitted to have until May 31 of any calendar year to pay for inventory purchased from the Borrower during the period from the immediately December 1 through February 29 period, and (b) such customers are offered a discount of up to 4% of the face amount of the relevant invoice for amounts paid prior to the relevant May 31 and (b) the minimum amount of any initial invoice maintained in such program is $2,000.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means, for any period of determination, the ratio of (i) the sum of (A) Funds from Operations plus (B) Interest Expense minus (C) Capital Expenditures plus (D) Debt incurred to finance such Capital Expenditures and secured solely by Liens on the property acquired to (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense, in each case calculated on a consolidated basis in accordance with GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

“Director” means a director if the Borrower is a corporation, a governor if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

“Earnings Before Taxes” means net income from operations before deductions for income taxes, including extraordinary losses and excluding extraordinary gains and excluding any gains or losses attributable to W.L. Plastics Corporation or the Borrower’s investment in such corporation.

“Eligible Accounts” means all unpaid Accounts arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i) That portion of Accounts unpaid 90 days or more after the invoice date;

(ii) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi) Accounts owed by an account debtor located outside the United States or Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(vii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(viii) Accounts owed by an Owner, Subsidiary, Affiliate, Officer, employee of the Borrower or by W.L. Plastics Corporation;

(ix) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(x) That portion of Accounts that has been restructured, extended, amended or modified;

(xi) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xii) That portion of the Accounts that is equal to the Borrower’s rebate reserve maintained in the ordinary course of business;

(xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (x) above; and

(xiv) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

Satisfaction of the conditions specified in clauses (i) through (xiv) of this definition shall be determined from time to time by the Lender in its sole discretion.

“Eligible Equipment” means all Equipment of the Borrower; but excluding any Equipment having any of the following characteristics:

(i) Equipment that is damaged or worn out;

(ii) Equipment (other than motor vehicles having certificates of title) that is either (a) not located at the Borrower’s business location as of the date of this Agreement in Baker City, Oregon, Hastings, Nebraska, Shawnee, Oklahoma or Tulsa, Oklahoma or (b) is located at one of the locations specified in the forgoing clause (a) but (i) such location is leased by the Borrower and (ii) the Borrower has not delivered to the Lender an executed landlords’ waiver in form and substance acceptable to the Lender with respect to such location;

(iii) Equipment not subject to a duly perfected security interest in the Lender’s favor or which is subject to any Lien in favor of any Person other than the Lender; and

(iv) Equipment otherwise deemed ineligible by the Lender in its sole discretion.

Satisfaction of the conditions specified in clauses (i) through (iv) of this definition shall be determined from time to time by the Lender in its sole discretion.

“Eligible Inventory” means all Inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

(i) Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; either (a) not located at the Borrower’s business locations in Baker City, Oregon, Hastings, Nebraska, Shawnee, Oklahoma or Tulsa, Oklahoma or (b) is located at one of the locations specified in the forgoing clause (a) but (i) such location is leased by the Borrower and (ii) the Borrower has not delivered to the Lender an executed landlords’ waiver in form and substance acceptable to the Lender with respect to such location; located outside of the states, or localities, as applicable, in which the Lender has filed financing statements to perfect a first priority security interest in such Inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

(ii) Supplies, packaging, maintenance parts or sample Inventory;

(iii) Work-in-process Inventory;

(iv) Inventory that is damaged, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations;

(v) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi) Inventory that is perishable or live;

(vii) Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii) Inventory that is subject to a Lien in favor of any Person other than the Lender; and

(ix) Inventory otherwise deemed ineligible by the Lender in its sole discretion.

Satisfaction of the conditions specified in clauses (i) through (ix) of this definition shall be determined from time to time by the Lender in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Cash Flow”: For any period of determination, the sum (determined without duplication) of (a) Net Income, plus (b) depreciation, minus (c) all Capital Expenditures made during such period (to the extent not financed with Debt permitted hereunder (other than with the proceeds of Revolving Advances)), minus (d) all scheduled principal payments made in respect of Debt during such period (excluding mandatory prepayments upon the Over-Advance Term Note made with Excess Cash Flow and excluding permitted payments upon the Seller Subordinated Note), plus or minus (e) changes in deferred taxes of the Borrower.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means (i) with respect to the Revolving Advances, an annual interest rate equal to the sum of the Base Rate plus one half of one percent (0.50%), (ii) with respect to the Term Advance and the Over-Advance Term Advance, an annual rate of interest equal to the sum of the Base Rate plus three-quarters of one percent (0.75%), and (iii) with respect to the Real Estate Advance, an annual rate of interest equal to the sum of the Base Rate plus one percent (1.0%),which interest rates shall, in each case, change when and as the Base Rate changes.

“Funding Date” has the meaning given in Section 2.1.

“Funds From Operations” means for a given period, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) deferred income taxes, and (iv) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IRC” means the Internal Revenue Code of 1986.

“Infringe” means when used with respect to Intellectual Property Rights any infringement or other violation of Intellectual Property Rights.

“Initial Pledged Shares” means the 180 shares of common stock in W.L. Plastics Corporation, represented by Certificate Nos. 1 and 10. As of the date hereof such shares represent 23.44% of the issued and outstanding common stock of W.L. Plastics Corporation on a fully diluted basis.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, the Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Investor” means an accredited investor chosen by PW Eagle, Inc., and reasonably acceptable to the Lender, for the purposes of acquiring 30 to 40% of the Borrower’s common stock from PW Eagle, Inc.

“Issuer” means the issuer of any Letter of Credit.

“L/C Amount” means the sum of (i) the aggregate undrawn amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.

“Letter of Credit” has the meaning specified in Section 2.5.

“Licensed Intellectual Property” has the meaning given in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Security Documents and any L/C Application.

“Lockbox” means as defined in the Lockbox and Collection Account Agreement.

“Lockbox and Collection Account Agreement” means the Lockbox and Collection Account Agreement by and among the Borrower, Wells Fargo Bank Nebraska, Regulus West, LLC and the Lender, as in effect from time to time.

“Material Adverse Effect” means any of the following:

(i) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower;

(ii) a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(iii) a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv) any claim against the Borrower or threat of litigation which if determined adversely to the Borrower would cause the Borrower to be liable to pay an amount exceeding $50,000 or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means September 30, 2007.

“Maximum Line” means $10,000,000 unless said amount is reduced pursuant to Section 2.16, in which event it means such lower amount.

“Medallion Subordinated Debt” means the Indebtedness owed by the Borrower to Medallion Capital, Inc. pursuant to (a) that certain Loan Agreement dated as of January 15, 2004, by and between the Borrower and Medallion Capital, Inc., as amended by an Amendment No. 1 to Loan Documents dated as of the date hereof (b) that certain Subordinated Promissory Note dated as of January 15, 2004 given by the Borrower in favor of Medallion Capital, Inc., in the original principal amount of $1,300,000, (c) that certain Subordinated Promissory Note dated as of the date hereof given by the Borrower in favor of Medallion Capital, Inc., in the original principal amount of $3,700,000 and (d)

that certain Warrant to Purchase Common Stock dated as of January 15, 2004 given by the Borrower in favor of Medallion Capital, Inc.

“Medallion Subordination Agreement” means that certain Subordination Agreement dated as of January 15, 2004 between the Lender and Medallion Capital, Inc., as amended by a First Amendment to Subordination Agreement dated as of the date hereof

“Minimum Interest Charge” has the meaning given in Section 2.12(c).

“Mortgage” means a mortgage in the form prescribed by the Lender covering the Mortgaged Premises.

“Mortgaged Premises” means the land described in Exhibit G hereto.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, excluding any gains or losses attributable to W.L. Plastics Corporation or the Borrower’s investment in such corporation, in each case as determined in accordance with GAAP.

“Note” means the Revolving Note, the Term Note, the Over-Advance Term Note, or the Real Estate Note, and “Notes” means the Revolving Note, the Term Note, the Over-Advance Term Note and the Real Estate Note.

“Obligation of Reimbursement” has the meaning given in Section 2.7(a).

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Credit Document or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into and all Wells Fargo Bank Obligations.

“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“Over-Advance Term Advance” has the meaning given in Section 2.9(c).

“Over-Advance Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit C hereto and any note or notes issued in substitution therefor.

“Owned Intellectual Property” has the meaning given in Section 5.11(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” has the meaning given in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

“Pledged Stock Collateral” means collectively (a) the Initial Pledged Shares and the certificates and instruments representing such shares, and all dividends, interest, principal, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Shares, and (b) all additional shares of stock of W.L. Plastics Corporation from time to time acquired by the Borrower in any manner, and the certificates and instruments representing such additional shares, and all dividends, interest, principal, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession, including, without limitation, the premises legally described in Exhibit F attached hereto.

“Prepayment Fee Percentage” means (a) three percent (3%) if the prepayment, termination or reduction occurs on or before the first anniversary of the Funding Date, (b) two percent (2%) if the prepayment, termination or reduction occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date, and (c) one percent (1%) if the prepayment, termination or reduction occurs after the second anniversary of the Funding Date but prior to the Maturity Date.

“Purchase Agreement” as defined in the Recitals to this Agreement.

“PW Eagle” means PW Eagle, Inc., a Minnesota corporation.

“Real Estate Advance” has the meaning given in Section 2.9(e).

“Real Estate Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit D hereto and any note or notes issued in substitution therefor.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” has the meaning given in Section 2.1.

“Revolving Commitment Fees” has the meaning given in Section 2.13.

“Revolving Credit Facility” means the Credit Facility to make Revolving Advances being made available to the Borrower by the Lender under Section 2.1

“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto.

“Security Documents” means this Agreement, the Lockbox and Collection Account Agreement, the Mortgage and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” has the meaning given in Section 3.1.

“Seller” means Uponor Aldyl Company, a Delaware corporation.

“Seller Subordinated Debt” means the Debt owed by the Borrower to the Seller pursuant to that certain promissory note in favor of the Seller in the amount of $2,125,000.

“Seller Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof between the Lender and the Seller.

“Senior Debt to Capital Base Ratio” means as of a given date, the ratio of (a) the Borrower’s Debt minus Subordinated Debt to (b) the Borrower’s Capital Base, in each case calculated on a consolidated basis for the Borrower in accordance with GAAP.

“Spin Off”: After giving effect to the investment by the Investor in the common stock of the Borrower, the distribution of all of the PW Eagle’s remaining common stock in the Borrower to the PW Eagle’s shareholders, provided that (a) no Default Period is then continuing and (b) the Borrower has provided the Lender with not less than 10 days’ prior written notice of the consummation of the Spin Off, together with a certificate of the chief financial officer of the Borrower certifying that all documents and instruments relating to the Spin Off have been attached thereto and remain in full force and effect and (c) the documents specified in the forgoing clause (b) are acceptable to the Lender.

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.6.

“Subordinated Debt” means the Seller Subordinated Debt, Medallion Subordinated Debt and any other Debt of the Borrower, now existing or hereafter created, incurred or arising, which, notwithstanding anything to the contrary in this Agreement, is subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Lender has approved in writing in its sole and absolute discretion prior to the creation of such Debt.

“Subsidiary” means any corporation or other entity of which more than 50% of the outstanding shares of capital stock or other equity interests having general voting power under ordinary circumstances to elect a majority of the board of Directors of such corporation or entity, irrespective of whether or not at the time stock or equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Term Advance” has the meaning specified in Section 2.9(a).

“Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit B hereto and any note or notes issued in substitution therefor.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminate the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

“Transaction Documents”: means the Loan Documents, the Acquisition Documents and all other agreements, instruments, certificates and other documents executed and delivered pursuant to or in connection therewith.

“UAHC” means Uponor Aldyl Holding Company, LLC., a Delaware limited liability company.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.14 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Revolving Commitment” means, as of any date of determination, the amount by which the Maximum Line exceeds the sum of (a) the aggregate unpaid principal balance of Revolving Advances outstanding on such date plus (b) the L/C Amount on such date.

“Wells Fargo Bank Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to Wells Fargo Bank with respect to Wells Fargo Bank Products, whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whether or not Borrower is obligated to reimburse said amounts to the Lender as a result of the Lender purchasing participations from or agreeing to indemnify or reimburse Wells Fargo Bank for any loss or indebtedness arising with respect to Wells Fargo Bank Products provided to the Borrower or its Subsidiaries.

“Wells Fargo Bank Obligations Reserve” means, as of any date of determination, the dollar amount that the Lender then determines is a reasonable determination of the credit exposure with respect to Wells Fargo Bank Obligations and which is available for payment of Wells Fargo Bank Obligations.

“Wells Fargo Bank Products” means any service or facility extended to the Borrower or its Subsidiaries by Wells Fargo Bank including but not limited to: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) cash management or related services including the Automated Clearing House processing of electronic funds transfers, (f) controlled disbursement accounts or services, and (g) any agreement which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

“Wells Fargo Bank Nebraska” means Wells Fargo Bank Nebraska, National Association.

53.2 Other Definitional Terms; Rules of Interpretation B. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE LIV.

AMOUNT AND TERMS OF THE CREDIT FACILITY

54.1 Revolving Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”). The Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds the Availability. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.16 and reborrow.

54.2 Procedures for Requesting Advances. The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a) Time for Requests. The Borrower shall request each Advance not later than 11:30 a.m., Minneapolis, Minnesota time on the Banking Day which is the date the Advance is to be made. Each such request shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Lender, shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(b) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with Wells Fargo Bank Nebraska unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

54.3 [Reserved]

54.4 [Reserved]

54.5 Letters of Credit

(a) The Lender agrees, on the terms and subject to the conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account by guaranteeing payment of the Borrower’s obligations or being a co-applicant. The Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed Availability. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender, the Borrower and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b) No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance, except to the extent that the Borrower deposits in the Special Account the aggregate face amount of such Letter of Credit in immediately available funds.

(c) Any request to cause an Issuer to issue a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

54.6 Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

54.7 Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement. The Borrower acknowledges that the Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrower shall pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a) The Borrower shall pay to the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b) Whenever a draft is submitted under a Letter of Credit, the Borrower authorizes the Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto. Any such Revolving Advance shall be repayable in accordance with and be treated in all other respects as a Revolving Advance hereunder and not an Obligation of Reimbursement.

(c) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d) The Borrower’s obligation to pay any Revolving Advance made under this Section 2.7, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.12.

54.8 Obligations Absolute. The Borrower’s obligations arising under Section 2.7 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.7, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b) any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c) the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

54.9 Term Advance, Over-Advance Term Advance and Real Estate Advance.

(a) Term Advance. The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance on a term loan basis to the Borrower on the Funding Date (the “Term Advance”) in an amount equal to $4,350,000. The Borrower’s obligation to pay the Term Advance shall be evidenced by the Term Note and shall be secured by the Collateral as provided in Article III.

(b) Funding of Term Advance. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender’s request, the Borrower shall promptly confirm any telephonic request for the Term Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall be obligated to repay the Term Advance notwithstanding the Lender’s failure to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for the Term Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c) Over-Advance Term Advance. The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance on a term loan basis to the Borrower on the Funding Date (the “Over-Advance Term Advance”) in an amount equal to $1,700,000. The Borrower’s obligation to pay the Over-Advance Term Advance shall be evidenced by the Over-Advance Term Note and shall be secured by the Collateral as provided in Article III.

(d) Funding of Over-Advance Term Advance. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the Over-Advance Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender’s request, the Borrower shall promptly confirm any telephonic request for the Over-Advance Term Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall be obligated to repay the Over-Advance Term Advance notwithstanding the Lender’s failure to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for the Over-Advance Term Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(e) Real Estate Advance. The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance on a term loan basis to the Borrower on the Funding Date (the “Real Estate Advance”) in an amount equal to the lesser of (i) $825,000 or (ii) 75% of the fair market value as vacant of the Mortgaged Premises, as determined by an independent appraisal obtained and reviewed in accordance with the Lender’s standards.

(f) Funding of Real Estate Advance. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the Real Estate Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender’s request, the Borrower shall promptly confirm any telephonic request for the Real Estate Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall be obligated to repay the Real Estate Advance notwithstanding the Lender’s failure to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for the Real Estate Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

54.10 Payment of Notes. The outstanding principal balance of the Notes shall be due and payable as follows:

(a) Revolving Note. On the Termination Date, the entire unpaid principal balance of the Revolving Note, and all unpaid interest accrued thereon, shall in any event be due and payable. The Revolving Note shall be subject to mandatory prepayment as set forth in Section 2.17.

(b) Term Loan. The Term Note shall be due and payable in equal monthly installments of $72,500 beginning on November 1, 2004, and on the first day of each month thereafter to and including September 1, 2007. On the Termination Date, the entire unpaid principal balance of the Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable. The Term Note shall be subject to mandatory prepayment as set forth in Section 2.17.

(c) Over-Advance Term Loan. The Over-Advance Term Note shall be due and payable in equal monthly installments of $47,222 beginning on November 1, 2004 and on the first day of each month thereafter to and including September 1, 2007. On the Termination Date, the entire unpaid principal balance of the Over-Advance Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable. The Over-Advance Term Note shall be subject to mandatory prepayment as set forth in Section 2.17

(d) Real Estate Loan. The Real Estate Note shall be due and payable in equal monthly installments of $4,583 beginning on October 1, 2004, and on the first day of each month thereafter to and including September 1, 2007. On the Termination Date, the entire unpaid principal balance of the Real Estate Note, and all unpaid interest accrued thereon, shall in any event be due and payable. The Real Estate Note shall be subject to mandatory prepayment as set forth in Section 2.17.

54.11 Inventory Appraisals. The Lender may from time to time obtain at the Borrower’s expense an appraisal of Inventory by an appraiser acceptable to the Lender in its sole discretion.

54.12 Interest; Minimum Interest Charge; Default Interest; Participations; Clearance Days;_Usury.

(a) Notes. Except as set forth in Subsections (d) and (g), the Advances shall bear interest at the Floating Rate.

(b) Reserved.

(c) Minimum Interest Charge. If, in any Loan Year during the term of this Agreement, the Borrower shall fail to pay to the Lender interest pursuant to this Agreement of at least $150,000 (the “Minimum Interest Charge”), the Borrower shall pay any deficiency between (a) the Minimum Interest Charge and (b) the sum of (i) the amount of interest calculated under Section 2.12(a) accrued during such Loan Year plus (ii) Revolving Commitment Fees accrued during such Loan Year. Any such deficiency shall be due and payable on each anniversary of the Funding Date and on the Termination Date (including any Termination Date that occurs due to any refinancing by an affiliate of the Lender). As used in this subsection (c), “Loan Year” means each one-year period ending on an anniversary of the Funding Date.

(d) Default Interest Rate. Upon notice to the Borrower from the Lender from time to time, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective as of the first day of the fiscal month during which any Default Period begins through the last day of such Default Period. The Lender’s election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies. The Lender’s election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to later charge the Default Rate for the entire such period.

(e) Clearance Days. Notwithstanding Section 2.15(b)(ii), interest at the interest rate applicable under this Section 2.12 shall accrue on the amount of all payments (even if in the form of immediately available federal funds) for two (2) days for clearance.

(f) Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.12, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.12, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(g) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

54.13 Fees.

(a) Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $63,000, due and payable upon the execution of this Agreement.

(b) Audit Fees. The Borrower shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its audit fees (which fees are currently $800 per day per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection, provided that, so long as no Default Period is continuing, the Borrower shall not be obligated to pay such audit fees or out of pocket expenses that were not incurred in connection with any of the Lender’s quarterly collateral audits of the Borrower.

(c) Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the annual rate of one and one half percent (1.50%), of the aggregate amount that may then be drawn under it assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however that during Default Periods, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to four and one half percent (4.50%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges of the Issuer with respect to or in connection with such Letter of Credit.

(d) Letter of Credit Administrative Fees. The Borrower shall pay to the Lender, on written demand, the administrative fees charged by the Issuer in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Issuer for such services rendered on behalf of customers of the Issuer generally.

(e) Revolving Line Termination and Line Reduction Fees. If the Revolving Credit Facility is terminated (i) by the Lender during a Default Period that begins before the Maturity Date, (ii) by the Borrower as of a date other than the Maturity Date, or if the Borrower reduce the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to the Prepayment Fee Percentage times (a) the Maximum Line, in the case of the reduction of the Maximum Line to zero, (b) the amount by which the Maximum Line is reduced, in the case of any reduction of the Maximum Line to an amount exceeding zero and (c) the aggregate unpaid principal balance and all interest, Revolving Commitment Fees and other fees upon the Revolving Note, in the case of the termination of the Revolving Credit Facility in its entirety.

(f) Term Loan Prepayment Fees. If the Term Note is prepaid for any reason the Borrower shall pay to the Lender a fee in an amount equal to the Prepayment Fee Percentage of the amount prepaid. No payment or prepayment upon the Term Note may be reborrowed.

(g) Over-Advance Term Loan Prepayment. No payment or prepayment upon the Over-Advance Term Note may be reborrowed.

(h) Real Estate Loan Prepayment Fees. If the Real Estate Note is prepaid for any reason the Borrower shall pay to the Lender a fee in an amount equal to the Prepayment Fee Percentage of the amount prepaid. No payment or prepayment upon the Real Estate Note may be reborrowed.

(i) Waiver of Termination and Prepayment Fees. The Borrower will not be required to pay the termination and prepayment fees otherwise due under subsections (e), (f) and (h) if such termination or prepayment (a) is made because of refinancing by an affiliate of the Lender and (b) occurs on or after the 570th day following the Funding Date.

(j) Revolving Commitment Fees. The Borrower shall pay to the Lender fees (the “Revolving Commitment Fees”) in an amount determined by applying 0.50% to the average daily Unused Revolving Commitment for each month during the period from the Funding Date to the Termination Date. Such Revolving Commitment Fees are payable monthly in arrears on the first day of each month and on the Termination Date.

(k) Other Fees. The Lender may from time to time, upon five (5) days prior notice to the Borrower during a Default Period, charge additional fees for Revolving Advances made and Letters of Credit issued in excess of Availability, for late delivery of reports, in lieu of imposing interest at the Default Rate, and for other reasons. The Borrower’s request for a Revolving Advance or the issuance of a Letter of Credit at any time after such notice is given and such five (5) day period has elapsed shall constitute the Borrower’s agreement to pay the fees described in such notice.

54.14 Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees.

(a) Time For Interest Payments. Interest accruing on Advances shall be due and payable in arrears on the first day of each month and on the Termination Date.

(b) Payment on Non-Banking Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

54.15 Lockbox; Collateral Account; Application of Payments.

(a) Lockbox and Collateral Account.

(i) The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account. The Borrower shall also deposit all other cash proceeds of Collateral directly to the Collateral Account. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(ii) All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

(b) Application of Payments.

(i) The Borrower may, from time to time, in accordance with the Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Obligations. Except as provided in the preceding sentence, amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after full payment and discharge of all Obligations.

(ii) All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender.

Funds received from the Collateral Account shall be deemed to be immediately available. The Lender may hold all payments not constituting immediately available funds for two (2) additional days before applying them to the Obligations.

54.16 Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility or reduce the Maximum Line at any time if it (i) gives the Lender at least 30 days’ prior written notice and (ii) pays the Lender termination, prepayment and Maximum Line reduction fees in accordance with Sections 2.13(e), (f) (g) and (h). Any reduction in the Maximum Line must be in an amount of not less than $500,000 or an integral multiple thereof. If the Borrower reduce the Maximum Line to zero, all Obligations shall be immediately due and payable. Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at the Borrower’s expense, release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

54.17 Mandatory Prepayment.

(a) Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Except as set forth in Section 2.17(d), any payment received by the Lender under this Section 2.17 or under Section 2.16 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

(b) In addition, the Lender may obtain at the Borrower’s expense an appraisal of the Eligible Equipment (by an appraiser chosen by the Lender) not more than once per each calendar year, provided that, during a Default Period, the Lender may obtain such appraisals as it deems appropriate in its sole discretion. If the aggregate outstanding principal balance of the Term Note exceeds 100% of the forced liquidation value of the Eligible Equipment as shown on any such appraisal, the Borrower shall immediately prepay the Term Note in the amount of such excess.

(c) In addition, the Lender may obtain at the Borrower’s expense an appraisal of the Mortgaged Premises (by an appraiser chosen by the Lender) not more than once per each calendar year, provided that, during a Default Period, the Lender may obtain such appraisals as it deems appropriate in its sole discretion. If the aggregate outstanding principal balance of the Real Estate Note exceeds 80% of the appraised value of the real estate as shown on any such appraisal, the Borrower shall immediately prepay the Real Estate Note in the amount of such excess.

(d) On the date on which the annual financial statements are required to be delivered pursuant to subsection 6.1(a) hereof for the fiscal years ending December 31, 2004 and December 31, 2005, the Borrower shall deliver to the Lender a written calculation of Excess Cash Flow of the Borrower for such year and certified as correct on behalf of the Borrower by the chief financial officer of the Borrower and concurrently therewith shall deliver to the Lender an amount equal to the lesser of (i) fifty percent (50%) of such Excess Cash Flow determined as of the last day of such fiscal year for such fiscal year or (ii) the unpaid principal balance of the Over-Advance Term Note. Any payment received by the Lender under this Section 2.17(d) shall be applied to the unpaid installments of principal upon the Over-Advance Term Note in reverse order of their maturities.

54.18 Revolving Advances to Pay Obligations. Notwithstanding anything in Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable.

54.19 Use of Proceeds. The Borrower shall use the proceeds of the initial Revolving Advance, the Term Advance, the Over-Advance Term Advance and the Real Estate Advance to finance the Acquisition and to refinance the Revolving Advance and the Term Advance outstanding under the Prior Credit Agreement, in accordance with the statement of sources and uses of funds prepared by the Borrower and attached hereto as Schedule 2.19 and wire transfer instructions furnished by the Borrower to the Agent in connection therewith. The proceeds of any subsequent Revolving Advances and each Letter of Credit shall be used for ordinary working capital purposes.

54.20 Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establish the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then assert to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower give the Lender specific written notice of exception within 30 days after receipt.

ARTICLE LV.

SECURITY INTEREST; OCCUPANCY; SETOFF

55.1 Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender for the benefit of itself and Wells Fargo Bank with respect to Wells Fargo Bank Obligations, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

55.2 Notification of Account Debtors and Other Obligors. The Lender may during a Default Period notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name during a Default Period, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

55.3 Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

55.4 Occupancy.

(a) The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period.

(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

55.5 License. Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower solely for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

55.6 Financing Statement. The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower, if required, is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:

USPoly Company

7901 North Kickapoo

Shawnee, OK 74804

Federal Employer Identification No. 57118443

Organizational Identification No. 120-818

Name and address of Secured Party:

Wells Fargo Business Credit, Inc.

MAC N9312-040

Sixth and Marquette

Minneapolis, Minnesota 55479

Federal Employer Identification No. 41-1237652

55.7 Setoff. The Lender may at any time or from time to time during a Default Period, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

55.8 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

Section 3.9 Pledged Stock Collateral. All certificates and instruments representing or evidencing the Initial Pledged Shares have been delivered to the Lender. All certificates and instruments representing or evidencing Pledged Stock Collateral received by the Borrower after the execution of this Agreement shall be delivered to the Lender promptly upon the Borrower’s receipt thereof. All such certificates and instruments shall be held by or on behalf of the Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender.

Section 3.10 Voting Rights; Dividends; Etc.

(a) Subject to paragraph (c) of this Section 3.10, the Borrower shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Stock Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(b) The Borrower shall at all times instruct W.L. Plastics Corporation to pay any and all interest and dividends paid in respect of the Pledged Stock Collateral into the Lockbox for application pursuant to Section 2.15; provided, however, that any and all dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Stock Collateral, shall be, and shall be forthwith delivered to the Lender to hold as, Collateral.

(c) Upon the occurrence and during the continuance of any Default Period, the Lender shall have the right in its sole discretion, and the Borrower shall execute and deliver all such proxies and other instruments as may be necessary or appropriate to give effect to such right, to terminate all rights of the Borrower to exercise or refrain from exercising the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 3.10(a) hereof, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; provided, however, that the Lender shall not be deemed to possess or have control over any voting rights with respect to any Collateral unless and until the Lender has given written notice to the Borrower that any further exercise of such voting rights by the Borrower is prohibited and that the Lender and/or its assigns will henceforth exercise such voting rights.

(d) Upon the occurrence and during the continuance of any Default Period all rights of the Borrower to receive the dividends that it would otherwise be authorized to receive and retain pursuant to Section 3.10(a) hereof shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to receive and hold such dividends as Collateral.

ARTICLE LVI.

CONDITIONS OF LENDING

56.1 Conditions Precedent to the Initial Advances and Letter of Credit. The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a) This Agreement, properly executed by the Borrower.

(b) The Notes, properly executed by the Borrower.

(c) A certificate of an officer of the Borrower certifying (A) that true and accurate copies of the Acquisition Documents, including all amendments thereof, supplements thereto and documents or instruments delivered in connection therewith, have been furnished to the Lender, and (B) that the foregoing, in the respective forms certified to the Lender, remain in full force and effect without supplement, amendment or other modification.

(d) To the extent not provided in satisfactory form under the Prior Credit Agreement, a true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease in a form prescribed by the Lender.

(e) To the extent not provided in satisfactory form under the Prior Credit Agreement, a true and correct copy of any and all mortgages pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage in a form prescribed by the Lender.

(f) To the extent not provided in satisfactory form under the Prior Credit Agreement, a true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(g) To the extent not provided in satisfactory form under the Prior Credit Agreement, an acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.

(h) To the extent not provided in satisfactory form under the Prior Credit Agreement, a true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(i) The Lockbox and Collection Account Agreement, properly executed by the Borrower and Wells Fargo Bank Nebraska.

(j) Control agreements, properly executed by the Borrower and each bank at which the Borrower maintains deposit accounts.

(k) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower or UAHC except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(l) A certificate of the Borrower’s Secretary or Assistant Secretary (or equivalent officer) certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(m) A current good standing certificate for the Borrower from its jurisdiction of organization.

(n) Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(o) A certificate of an Officer of the Borrower confirming, in his personal capacity, the representations and warranties set forth in Article V.

(p) An opinion of counsel to the Borrower, addressed to the Lender and covering matters and otherwise in a form acceptable to the Lender.

(q) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(r) Payment of the fees and commissions due under Section 2.13 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.6, including all legal expenses incurred through the date of this Agreement.

(s) Evidence that after making the initial Revolving Advance and after giving effect to the Acquisition, satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, Availability shall be not less than $2,000,000.

(t) An initial Borrowing Base Certificate showing the Borrower’s good faith estimate of the Borrowing Base as of the Funding Date.

(u) An appraisal of the Mortgaged Premises performed by an appraiser satisfactory to the Lender in form and substance satisfactory to the Lender.

(v) An as-built survey of the Mortgaged Premises in form and substance satisfactory to the Lender.

(w) Amendment No. 1 to the Medallion Subordination Agreement in form and substance satisfactory to the Lender, properly executed by the parties thereto.

(x) Phase I and Phase II environmental site assessments of the real estate described in the Mortgage, together with reliance letters in favor of the Lender, each in form and substance acceptable to the Lender;

(y) The Seller Subordination Agreement in form and substance satisfactory to the Lender, properly executed by the parties thereto;

(z) The Lender shall have confirmed that the Borrower shall have received the proceeds of an additional equity contribution in the amount acceptable to Lender from its management; and

(aa) Such other documents as the Lender in its sole discretion may require.

56.2 Conditions Precedent to All Advances and Letters of Credit. The Lender’s obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

(a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b) no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE LVII.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows, in each case, except as expressly noted below, after giving effect to the Acquisition:

57.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Transaction Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 and all of the Borrower’s records relating to its business or the Collateral are kept at the locations set forth on Schedule 5.1. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrower’s federal employer identification number is correctly set forth in Section 3.6.

57.2 Capitalization. Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

57.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Transaction Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower (or, prior to the consummation of the Spin Off, PW Eagle) is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

57.4 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Transaction Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

57.5 Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

57.6 Financial Condition; No Adverse Change.

(a) The Borrower has furnished to the Lender (a) PW Eagle’s audited financial statements for its fiscal year ended December 31, 2002 and audited financial statements for the fiscal year ended December 31, 2003, and those statements fairly present PW Eagle’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP and (b) a proforma balance sheet and income statement for the period ended July 31, 2004 prepared as if the Acquisition had taken place and prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

(b) The Borrower has furnished to the Lender a closing date balance sheet for the Borrower prepared as of the Funding Date and after giving effect to the Acquisition and the making of the initial Advances and such statement fairly present the Borrower’s financial condition on the Funding Date and has been prepared in accordance with GAAP.

(c) Upon the funding of the initial Loans, the Acquisition will be consummated.

57.7 Litigation. There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, or the properties of the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Subsidiaries would have a Material Adverse Effect.

57.8 Regulation U. The Borrower is no engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

57.9 Taxes. The Borrower and each of its Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and each of its Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower and each of its Subsidiaries, as the case may be, are required to be filed, and the Borrower and each of its Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

57.10 Titles and Liens. The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

57.11 Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b) Agreements with Employees and Contractors. The Borrower has entered into a legally enforceable agreement with appropriate employees and subcontractors obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c) Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e) Infringement. Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, nor has it received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property

Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

57.12 Plans. Except as disclosed to the Lender in writing prior to the date hereof and on Schedule 5.12, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

57.13 Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which would be likely to have a Material Adverse Effect.

57.14 Environmental Matters. Except for matters disclosed in Schedule 5.14:

(a) To the Borrower’s best knowledge, there are not present in, on or under the Premises or the Mortgaged Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises or the Mortgaged Premises in such a way as to create any such liability, except to the extent that such liability or obligation would not be likely to have a Material Adverse Effect.

(b) To the Borrower’s best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any liability under any Environmental Law, except to the extent that such liability would not be likely to have a Material Adverse Effect.

(c) There are not and, to the Borrower’s knowledge, there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Mortgaged Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower’s best knowledge, no such matter is threatened or impending.

(d) To the Borrower’s best knowledge, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 12 months and, to the Borrower’s best knowledge, there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e) To the Borrower’s best knowledge, the Premises and the Mortgaged Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f) The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises, the Mortgaged Premises or Borrower’s businesses.

57.15 Submissions to Lender . All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

57.16 Financing Statements. The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

57.17 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

57.18 Financial Solvency. Both before and after giving effect to the Acquisition and all of the transactions contemplated in the Loan Documents, the Borrower and each of its Subsidiaries:

(a) are not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) do not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Subsidiary are unreasonably small;

(c) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, neither intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, neither intends to hinder, delay or defraud either its present or future creditors; and

(e) at this time, does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE LVIII.

COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

58.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s consolidated audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, which annual financial statements shall include the Borrower’s consolidated balance sheet as at the end of such fiscal year and the related statements of the Borrower’s consolidated income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Subsidiaries, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within 20 days after the end of each month, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and fairly represent the Borrower’s financial position and the results of its operations; and accompanied by a certificate of the Borrower’s chief financial Officer, substantially in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c) Collateral Reports. Within 15 days after the end of each month or more frequently if the Lender so requires, the Borrower will deliver to the Lender agings of the Borrower’s accounts receivable and its accounts payable, an inventory certification report, and a calculation of the Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period.

(d) Projections. No later than 30 days prior to the beginning of each fiscal year of the Borrower, the Borrower will deliver to the Lender the projected balance sheets and income statements for each month of such year, each in reasonable detail, representing the Borrower’s good faith projections and certified by the Borrower’s chief financial Officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e) Weekly Collateral Reports: By the close of business on Monday of each week, the Borrower will deliver to the Lender the following reports prepared as of the immediately preceding Friday and each in a form acceptable to the Lender: (i) reports of Borrower’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Accounts), and acceptable supporting documentation thereto (including, a report indicating the value of Borrower’s Eligible Accounts) and (ii) a report demonstrating the value of Borrowers’ Eligible Inventory, together with supporting documentation acceptable to Lender.

(f) Proposed Investor Documents. Not less than 10 Business Days prior to consummating any investment transaction with a proposed Investor, written notice of such transaction, which notice shall include a certificate of the chief financial officer of the Borrower certifying that all documents proposed to be executed and delivered in connection with such proposed Investor’s investment in the Borrower has been attached thereto and remain in full force and effect. Each of the documents specified in the forgoing sentence shall be in form and substance reasonably acceptable to the Lender.

(g) Litigation. Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of $50,000.

(h) Defaults. As promptly as practicable (but in any event not later than five business days) after an Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(i) Plans. As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial Officer setting forth details as to such Reportable Event and the action which the Borrower propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial Officer setting forth details as to such failure and the action which the Borrower propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event with 10 days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial Officer setting forth details as to such liability and the action which the Borrower propose to take with respect thereto.

(j) Disputes. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower’s customers exceeding $10,000 individually or $50,000 in the aggregate during any fiscal year; (ii) credit memos; (iii) any material amount of goods returned to or recovered by the Borrower.

(k) Officers and Directors. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any change in the persons constituting the Borrower’s Officers and Directors.

(l) Collateral. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any loss of or damage to any Collateral or of any change in any Collateral or the prospect of payment thereof, in any case that would be likely to have a Material Adverse Effect.

(m) Commercial Tort Claims. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

(n) Intellectual Property.

(i) The Borrower will give the Lender 10 days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrower will give the Lender 10 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

(ii) Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(o) Reports to Owners. Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, shareholder reports and proxy statements which the Borrower shall have sent to its Owners.

(p) SEC Filings. Promptly after the sending or filing thereof, the Borrower will deliver to the Lender copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(q) Violations of Law. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower’s business or its financial condition.

(r) Other Reports. From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

58.2 Financial Covenants

(a) Minimum Debt Service Coverage Ratio. The Borrower will maintain its Debt Service Coverage Ratio, determined on December 31 for the period from the beginning of the calendar year containing such date to such date, at not less than 0.75 to 1.00 on each December 31, 2004 and 1.25 to 1.00 on December 31, 2005 and each December 31 thereafter.

(b) Maximum Senior Debt to Capital Base Ratio. The Borrower will maintain its Senior Debt to Capital Base Ratio, determined as at the end of each calendar year (commencing with the calendar year ending December 31, 2004), at not more than (i) 2.00 to 1.00 as at December 31, 2004 and (ii) 1.60 to 1.00 as at December 31, 2005 and the last day of each calendar year thereafter.

(c) Minimum Earnings Before Taxes. The Borrower will achieve Earnings Before Taxes, for the period from the beginning of the calendar year containing the following indicated months to the last day of such month, of not less than the amount set forth opposite such month (numbers in parenthesis denote negative numbers):

Period Ending on the Last Day Of	Minimum Earnings Before Taxes
September, 2004	$0
October, 2004	$300,000
November, 2004	$450,000
December, 2004	$550,000
January, 2005	($500,000)
February, 2005	($600,000)
March, 2005	($750,000)
April, 2005	($500,000)
May, 2005	($200,000)
June, 2005	$250,000
July, 2005	$900,000
August, 2005	$1,500,000
September, 2005	$2,250,000
October, 2005	$2,750,000
November, 2005	$3,000,000
December, 2005	$3,000,000
January, 2006	($500,000)
February, 2006	($600,000)

(d) Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures (in each case excluding the purchase price paid in connection with the Acquisition) of more than (a) $750,000 in the aggregate during the calendar year ending December 31, 2004 and (b) $1,400,000 in the aggregate during the calendar year ending December 31, 2005 and each calendar year ending thereafter.

58.3 Permitted Liens; Financing Statements.

(a) The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i) in the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii) the Security Interest and Liens created by the Security Documents;

(iv) purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition; and

(v) Liens securing the Medallion Subordinated Debt so long as the Subordination Agreement remains in full force and effect.

(b) The Borrower will not amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

58.4 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) indebtedness arising hereunder;

(b) the consolidated current liabilities of the Borrower, determined in accordance with GAAP, other than for borrowed money, incurred in the ordinary course of business;

(c) Subordinated Debt;

(d) indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and

(e) indebtedness relating to Permitted Liens.

Nothing in this Section shall limit or reduce the Lender’s right to approve in its sole and absolute discretion the subordination of any Subordinated Debt in the manner set forth in the definition of “Subordinated Debt” contained in this Agreement.

58.5 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

58.6 Investments and Subsidiaries. The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except:

(a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $50,000 for the Borrower;

(c) advances in the form of progress payments, prepaid rent not exceeding 3 months or security deposits;

(d) Investments evidenced by the Initial Pledged Shares; and

(e) current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

(f) The Acquisition.

Nothing in this Section shall limit or reduce the Lender’s right to approve in its sole and absolute the subordination of any Subordinated Debt in the manner set forth in the definition of “Subordinated Debt” contained in this Agreement.

58.7 Dividends and Distributions. The Borrower will not declare or pay any dividends (other than dividends payable solely in capital stock or membership interests of the Borrower) on any class of its stock or membership interests or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or membership interests or make any distribution in respect thereof, either directly or indirectly.

58.8 Salaries. The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 10% in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment. The Borrower will not enter into any employment contracts with any Person, other than the employment contracts existing on the date hereof and listed in Schedule 6.8 hereto.

58.9 [Reserved]

58.10 Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to its business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents. The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

58.11 Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

58.12 Compliance with Laws.

(a) The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law, except to the extent that any of the forgoing would not have a Material Adverse Effect.

58.13 Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

58.14 Maintenance of Properties.

(a) The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights, the loss of which would have a Material Adverse Effect.

(b) The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

58.15 Insurance. The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operate. Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

58.16 Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

58.17 Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

58.18 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any

Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

58.19 Consolidation and Merger; Asset Acquisitions. Except for the Acquisition, the Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

58.20 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

58.21 Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and the Borrower will not purchase, lease or otherwise acquire assets not related to its business.

58.22 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

58.23 Discounts, etc. After notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold. The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

58.24 Plans. Unless disclosed to the Lender pursuant to Section 5.12, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

58.25 Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.

58.26 Constituent Documents; S Corporation Status. The Borrower will not amend its Constituent Documents in any way that would be likely to have a Material Adverse Effect. The Borrower will not become an S Corporation.

58.27 Acquisition Documents

SSS. Except as expressly permitted herein, the Borrower will not (a) default under any Acquisition Document, (b) agree to any cancellation or termination of any Acquisition Document, (c) amend, modify or otherwise agree to any change in any Acquisition Document, (d) waive any default under or breach of any Acquisition Document or (e) give any consent, waiver or approval under any Acquisition Document, in each case in any way that would be likely to have a Material Adverse Effect.

58.28 Subordinated Debt. The Borrower will not (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory) in a manner that would be prohibited by the terms of such Subordinated Debt or any related subordination agreement; (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Lender prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

58.29 Vehicle Titles. To the extent not already done satisfactorily under the Prior Credit Agreement, within ten Business Days following the Funding Date, the Borrower shall deliver or cause to be delivered to the Lender’s counsel all vehicle titles, and appropriate lien release forms if necessary, in the Borrower’s possession, or in the possession of any of the UAHC’s lenders, for all motor vehicles owned by the Borrower. In addition to the Borrower’s other obligations hereunder, within 10 days of any request therefor by the Lender, the Borrower shall execute and deliver to the Lender instruments and notices with respect to vehicle titles of all motor vehicles owned by the Borrower sufficient to perfect the Lender’s Lien therein.

58.30 Interest Rate Swap Agreements. Except for such arrangements with the Lender or any Affiliate of Lender as the Borrower’s counterparty, the Borrower will not enter into any interest rate swap agreement or other interest rate protection or hedging arrangements.

58.31 Performance by the Lender. If the Borrower at any time fail to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten Banking Days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.13 and 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section.

58.32 Additional Lien Waivers. Within 60 days of any request by the Lender, the Borrower will furnish to the Lender, a true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower or stored in a warehouse owned by a Person other than the Borrower that were not furnished to the Lender on the Funding Date, together with an acknowledgement and waiver of Liens from each such Person in the form prescribed by the Lender to the extent such waiver was not furnished to the Lender on the Funding Date.

58.33 Collateral Assignments of Intellectual Property. Within 10 days of any request by the Lender, the Borrower will execute and deliver to the Lender collateral assignments of all intellectual property owned by the Borrower and listed on Schedule 5.11 and which is registered with the United States Patent and Trademark Office or the United States Copyright Office, in each case in the form prescribed by the Lender.

58.34 Mortgage. With respect to the Mortgaged Premises, within 60 days after the Funding Date and to the extent not furnished to the Lender on or before the Funding Date, the Borrower shall (A) execute and deliver a first priority Mortgage subject to Permitted Liens, in favor of the Lender covering such Mortgaged Premises and securing the Obligations, (B) provide the Lender (x) title and extended coverage insurance covering such real property in an amount at least equal to the fair market value of such real property (or such other amount as shall be specified by the Lender) as well as a current ALTA survey thereof or equivalent thereof satisfactory to the Lender, together with a surveyor’s certificate, (y) any consents or estoppels deemed necessary or advisable by the Lender in connection with such Mortgage, each of the foregoing in form and substance satisfactory to the Lender and (z) environmental reports or other evidence satisfactory to the Lender as to any potential liabilities under environmental laws associated with such real property and (C) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender.

ARTICLE LIX.

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

59.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of any Obligations when they become due and payable;

(b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement;

(c) A Change of Control shall occur;

(d) Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

(e) The Borrower shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower, as the case may be; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower;

(f) A petition shall be filed by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor;

(g) Any representation or warranty made by the Borrower in this Agreement, or by the Borrower (or any of its Officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when deemed to be effective;

(h) The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(i) A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract (for purposes of this Section, any indebtedness, lease or contract of the Borrower shall be deemed “material” if it exceeds $50,000 in unpaid principal balance (as to any item of indebtedness) or $50,000 of unpaid rent or other amounts remaining to be paid by the Borrower during the remaining lease or contract term (as to any lease or contract) or in the aggregate for all items of indebtedness, leases or contracts with respect to which any of the events described in this Section 7.1(i) has occurred);

(j) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA.

(k) An event of default shall occur under any Security Document;

(l) The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

(m) Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder;

(n) A Material Adverse Effect shall occur; or

(o) Any breach, default or event of default by or attributable to any Subsidiary under any agreement between such Subsidiary and the Lender shall occur.

59.2 Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a) the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waive;

(c) the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d) the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e) the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.17 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f) the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g) the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

59.3 Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE LX.

MISCELLANEOUS

60.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

60.2 Amendments, etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

60.3 Addresses for Notices; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210. The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay Lender the maximum amount allowed by law for responding to such requests.

60.4 [Reserved]

60.5 Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the

Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

60.6 Costs and Expenses. The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

60.7 Indemnity. In addition to the payment of expenses pursuant to Section 8.6, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

(iii) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such taxes, claims, losses, damages, judgments, suits, costs, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section 8.7 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

60.8 Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

60.9 Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

60.10 Retention of Borrower’s Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than four months after receipt by the Lender.

60.11 Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Commitments, the Notes and/or Advances to banks or other financial institutions. To the extent permitted by law, the Borrower waive and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as the Borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof, including the Prior Credit Agreement. Without limiting the Lender’s right to share information regarding the Borrower and its Subsidiaries with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding the Borrower and its Subsidiaries, and the Borrower waives any right of confidentiality they may have with respect to such exchange of such information. The Borrower hereby reaffirms any and all warehouse lien waivers and landlord and mortgagee’s lien waivers agreed to and executed in connection with the Prior Credit Agreement. The same remain in effect by their terms and are enforceable in accordance with the terms thereof.

60.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

60.13 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

60.14 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Hennepin County, Minnesota; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

60.15 Independence of Covenants. All covenants of the Borrower hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

60.16 Waiver of Events of Default under Prior Credit Agreement

(a) The Borrower is in default of the following provisions of the Prior Credit Agreement (collectively, the “Existing Defaults”):

(i) Section 6.2(a) Minimum Debt Service Coverage Ratio for the period ended June 30, 2004.

(ii) Section 6.2(c) Minimum Earnings Before Taxes for the periods ended April 30, 2004, May 31, 2004 and June 30, 2004.

(b) Upon the Closing Date, the Lender hereby waives the Borrower’s Events of Default described in the preceding subsection (a) (the “Existing Defaults”). The waiver of the Existing Defaults set forth above is limited to the express terms thereof, and nothing herein shall be deemed a waiver by the Lender of any other term, condition, representation or covenant applicable to the Borrower under the Prior Credit Agreement or this Agreement (including but not limited to any future occurrence similar to the Existing Defaults) or any of the other agreements, documents or instruments executed and delivered in connection therewith, or of the covenants described therein. The waivers set forth herein shall not constitute a waiver by the Lender of any other Default or Event of Default, if any, under the Prior Credit Agreement or this Agreement, and shall not be, and shall not be deemed to be, a course of action with respect thereto upon which the Borrower may rely in the future, and each Borrower hereby expressly waives any claim to such effect.

60.17 Effect of Prior Credit Agreement and Prior Notes. This Agreement amends and restates the Prior Credit Agreement, and the Notes amend and restate the relevant notes issued under the Prior Credit Agreement (the “Prior Notes), in their respective entireties, provided that the obligations of the Borrower incurred under the Prior Credit Agreement and the Prior Notes shall continue under this Agreement and the relevant Notes, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement and the relevant Notes.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

USPOLY COMPANY.

By	/s/ Dobson West
Its	Secretary

Tax ID No. for Borrower: 57118443

Address for Borrower:

USPoly Company

7901 North Kickapoo

Shawnee, OK 74804

Attn.: Chief Financial Officer

WELLS FARGO BUSINESS CREDIT, INC.

By	/s/ Mona Krueger
Its	Vice President

Address for the Lender:

Wells Fargo Center

N9312-040 MAC

Sixth and Marquette Avenue

Minneapolis, Minnesota 55479

Attn.: Mona Krueger

email: mona.m.krueger@wellsfargo.com

S-1

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Form of Term Note

Exhibit C	Form of Over-Advance Term Note

Exhibit D	Form of Real Estate Note

Exhibit E	Compliance Certificate

Exhibit F	Premises

Exhibit G	Mortgaged Premises

Schedule 2.19	Sources and Uses of Funds

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Disclosures

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

REVOLVING NOTE

$10,000,000	Minneapolis, Minnesota
September , 2004

For value received, the undersigned, USPOLY COMPANY., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Amended and Restated Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

USPOLY COMPANY

By

Its

A-1

TERM NOTE

$4,350,000	Minneapolis, Minnesota
September , 2004

For value received, the undersigned, USPOLY COMPANY, a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of FOUR MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($4,350,000.00) or, if less, the aggregate unpaid principal amount of all Term Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Amended and Restated Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Term Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agree to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

USPOLY COMPANY

By

Its

OVER-ADVANCE TERM NOTE

$1,700,000	Minneapolis, Minnesota
September , 2004

For value received, the undersigned, USPOLY COMPANY, a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of ONE MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($1,700,000.00) or, if less, the aggregate unpaid principal amount of all Over-Advance Term Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Amended and Restated Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Over-Advance Term Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agree to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

USPOLY COMPANY

By

Its

REAL ESTATE NOTE

$825,000	Minneapolis, Minnesota
September , 2004

For value received, the undersigned, USPOLY COMPANY, a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of EIGHT HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($825,000.00) or, if less, the aggregate unpaid principal amount of all Real Estate Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Amended and Restated Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Real Estate Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agree to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

USPOLY COMPANY

By

Its

Exhibit E to Amended and Restated Credit and Security Agreement

Compliance Certificate

	To:	_____________________________

Wells Fargo Business Credit, Inc.

Date:		______________________, 200___

	Subject:	_____________________________

Financial Statements

In accordance with our Amended and Restated Credit and Security Agreement dated as of                          (the “Credit Agreement”), attached are the financial statements of USPoly Company (the “Borrower”) as of and for                         , 200   (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.

Events of Default. (Check one):

☐ The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐ The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.12(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants. I further hereby certify as follows:

1. Minimum Debt Service Coverage Ratio. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrower’s Debt Service Coverage Ratio was              to 1.00 which ☐ satisfies ☐ does not satisfy the requirement that such ratio be no less than (a) 0.75 to 1.00 on December 31, 2004 for the period from the beginning of the year containing the date to such date and (b) 1.25 to 1.00 on December 31, 2005 and the last day of each fiscal year thereafter for the period from the beginning of the year containing such date to such date.

2. Maximum Senior Debt to Capital Base Ratio. Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date, the ratio of the Borrower’s Debt to its Capital Base was              to 1.00 which ☐ satisfies ☐ does not satisfy the requirement that such ratio be no

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more than (a) 2.00 to 1.00 as at December 31, 2004 and (b) 1.60 to 1.00 as at December 31, 2005 and the last day of each calendar year thereafter.

3. Pursuant to Section 6.2(c) of the Credit Agreement, the Borrower’s Earnings Before Taxes for the                      period ending on the Reporting Date, was $                    , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                         for the period from the beginning of the year containing the Reporting Date to the Reporting Date as set forth in table below:

Period Ending on the Last Day Of	Minimum Earnings Before Taxes
September, 2004	$0
October, 2004	$300,000
November, 2004	$450,000
December, 2004	$550,000
January, 2005	($500,000)
February, 2005	($600,000)
March, 2005	($750,000)
April, 2005	($500,000)
May, 2005	($200,000)
June, 2005	$250,000
July, 2005	$900,000
August, 2005	$1,500,000
September, 2005	$2,250,000
October, 2005	$2,750,000
November, 2005	$3,000,000
December, 2005	$3,000,000
January, 2006	($500,000)
February, 2006	($600,000)

4. Capital Expenditures. Pursuant to Section 6.2(e) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during the                          year ended                         , 200        , for Capital Expenditures, $                                 in the aggregate, which ☐ satisfies ☐ does not satisfy the amounts set forth in Section 6.2(d).

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

USPOLY COMPANY

By
Its Chief Financial Officer

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Exhibit F to Amended and Restated Credit and Security Agreement

Premises

The Premises referred to in the Amended and Restated Credit and Security Agreement are legally described as follows:

[To be completed by Borrower]

Exhibit G to Amended and Restated Credit and Security Agreement

Mortgaged Premises

The Mortgaged Premises referred to in the Amended and Restated Credit and Security Agreement are legally described as follows:

[To be completed by The Borrower]

Schedule 5.1 to Amended and Restated Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business,

and Locations of Collateral

Trade Names

[_to be completed by Borrower_]

Chief Executive Office/Principal Place of Business

________________________________

________________________________

________________________________

Other Inventory and Equipment Locations

[_to be completed by The Borrower]

Schedule 5.2 to Amended and Restated Credit and Security Agreement

Capitalization and Organizational Chart

Holder	Type of Rights/Stock	No. of shares (after exercise of all rights to acquire shares)	Percent interest on a fully diluted basis

Attach organizational chart showing the ownership structure of all Subsidiaries of the the Borrower.

[  to be completed by the Borrower]

Schedule 5.5 to Amended and Restated Credit and Security Agreement

Subsidiaries

[  to be completed by the Borrower]

Schedule 5.11 to Amended and Restated Credit and Security Agreement

Intellectual Property Disclosures

[  to be completed by the Borrower]

Schedule 6.3 to Amended and Restated Credit and Security Agreement

Permitted Liens

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.

[  to be completed by the Borrower]

Schedule 6.4 to Amended and Restated Credit and Security Agreement

Permitted Indebtedness and Guaranties

Indebtedness

Creditor	Principal Amount	Maturity Date	Monthly Payment	Collateral

[  to be completed by the Borrower]

Guaranties

Primary Obligor	Amount and Description of Obligation Guaranteed	Beneficiary of Guaranty

[  To be completed by the Borrower]

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